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Exhibit 8.1

                  PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement, dated February 1, 1998, by and between UltraDerma, Ltd., a New York corporation ("Seller") and Kid Rom, Inc., a Delaware corporation ("Buyer")

                              W I T N E S S E T H:

         Whereas Seller is engaged in development and distribution of cosmetic and skincare products, including Theracel Advanced Pro-Cellular Formula ("APF"), Advanced Pro-Cellular Moisturizer and Advanced Pro-Cellular Nite Serum and is developing other products for the hands, scalp and hair for marketing under the Theracel trademark; and

         Whereas Buyer is the sole owner of [Boyd/Balis Enterprises, Inc.], a Delaware corporation, ("Newco"); and

         Whereas Buyer desires that Newco acquire all of Seller's assets, business, and goodwill in exchange solely for _______________ shares of common stock of Buyer valued at $_____ per share, plus $_______________ (20% of the total purchase price) and for the assumption by the Newco of all of Seller's liabilities and obligations; and

         Whereas Seller desires that all of its properties be so exchanged, whereupon Seller will dissolve and completely liquidate and distribute to its sole shareholder all of its right, title, and interest in and to the shares of Buyer's stock to be received by Seller, in exchange for surrender by such shareholders for cancellation of all of Seller's outstanding common stock;

         Now, therefore, in consideration of the premises and the respective agreements hereinafter set forth, the parties agree as follows:

         1.  ISSUANCE OF STOCK OF NEWCO, CHANGE OF NAME AND TRANSFER OF ASSETS.

         (a) Issuance of common stock of Newco; change of name. Buyer undertakes to cause Newco to issue ___________ shares of common stock to Buyer for cash to be held by Buyer. Buyer further undertakes to change the name of Newco to "UltraDerma Ltd." and to qualify Newco to do business in the States of ______________________. Seller will give such consent to the use of the Newco's name as Buyer may request.

         (b) Transfer of assets to Newco. Subject to the terms and conditions of this Agreement, Seller will convey and transfer to Newco at the closing hereunder all of Seller's then existing assets and business as a going concern including, without limitation, its goodwill and its right to the use of its name; and Seller shall at the time of the closing deliver such assets and business at the then location thereof to Newco. The assets so to be conveyed, transferred, and delivered shall include those owned by Seller on the close of business January 31, 1998 (including, without limitation, those reflected in Seller's December 31, 1997 balance sheet referred to in Section [4(c)(1)] below), with only such changes therein as shall have occurred in the ordinary course of business between December 31, 1997, and the closing, or otherwise as may be consented to or approved by Buyer in writing.

         (c) Consideration for transfer to Newco. Buyer agrees that at the closing, subject to the terms and conditions of this Agreement, and in full consideration for the aforementioned conveyance, transfer, and delivery to Newco:







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                  (1) Buyer will deliver to Seller, a certificate or
                  certificates for _________ shares of Buyer's presently authorized common stock, par value $.01 per share, fully paid and nonassessable, registered as provided below in this
                  Section 1(c);

                  (2) Newco will issue and deliver to Buyer certificates for a number of shares of Newco's common stock, fully paid and nonassessable, equal to ______ shares less the number of shares, if any, theretofore issued by Newco to Buyer pursuant to Section 1(a);

                  (3) Newco will deliver to Seller an undertaking whereby Newco assumes and agrees to pay, perform, and discharge all debts, obligations, contracts, and liabilities of Seller of any kind, character, or description (whether or not reflected or reserved against in Seller's balance sheets, books of account, and records), except expenses incurred by Seller in connection with the performance of this Agreement, including the liquidation and dissolution of Seller as contemplated herein.

                  Seller hereby irrevocably directs that the foregoing _______ shares of common stock of Buyer to be delivered to Seller shall be registered in the name of Ardis M. Boyd, whom Seller represents to be its sole shareholder.

                  (d) Instruments of conveyance and transfer to Newco. At the closing, Seller will deliver to Newco (1) such deeds, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form satisfactory to Buyer's counsel, Messrs. Bondy & Schloss LLP, as shall be effective to vest in Newco good and marketable title to the assets and business to be conveyed, transferred, and delivered hereunder, and (2) all of Seller's contracts and commitments, books (except corporate minute and stock books), records, and other data relating to its assets, business, and operations; and, simultaneously with such delivery, Seller will take all such steps as may be required to put Newco in actual possession and operating control of such assets and business.

         (e) Further assurances to Newco. From time to time, at Newco's request and without further consideration, Seller will execute and deliver such other instruments of conveyance and transfer and take such other action as Newco reasonably may require more effectively to convey, transfer to, and vest in Newco, and to put Newco in possession of, any property to be conveyed, transferred, and delivered hereunder, and, in the case of contracts and rights, if any, which cannot be transferred effectively without the consent of third parties which is unobtainable, Seller will use its best efforts to assure to Newco the benefits thereof.

         2. APPROVAL BY SELLER'S SOLE SHAREHOLDER; LIQUIDATION AND DISSOLUTION. Seller will deliver to Buyer a duly executed Secretary's Certificate certifying resolutions passed by the written consent of Seller's sole shareholder, approving the transfer contemplated herein to Newco, and the change of name and liquidation and dissolution of Seller as herein provided. Promptly at or after the closing, Seller will take such action as may be required to change its name to one which does not include the word "UltraDerma" and/or to dissolve and terminate its corporate existence and to liquidate completely and to distribute directly to its sole shareholder all its right, title, and interest in and to the shares of Buyer's stock received by Seller under this agreement in exchange for the surrender by such sole shareholder of Seller's common stock for cancellation.

         3. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller hereby represents and warrants as follows:

                  (a) Organization, capitalization, etc. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, has corporate power to carry on its business as it is







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         now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it or the nature of the business transacted by it makes such qualification necessary. Seller's authorized capital stock consists of _______ shares of common capital stock, par value ___ each, of which _______ shares are, on the date hereof (and will be at the time of the closing), validly issued and outstanding, fully paid, and nonassessable. There are no existing options, calls, or commitments of any character relating to Seller's authorized or issued stock. The copies of Seller's Certificate of Incorporation, as amended (certified by the Secretary of State of New York), and of Seller's Bylaws (certified by Seller's Secretary) which have been delivered to Buyer are complete and correct as at the date of this Agreement.

                  (b) Authority relative to this Agreement. The execution, delivery, and performance of this Agreement by Seller, including, without limitation, the conveyances, transfers, and deliveries contemplated hereby, have been duly and effectively authorized and consented to by Seller's Board of Directors, subject to approval by Seller's sole shareholder as required by law.

                  (c) Financial statements. Seller has delivered to Buyer copies of all financial statements requested by Buyer, all of which are true and complete and have been prepared in accordance with generally accepted accounting principles consistently followed.

                  (d) Absence of undisclosed liabilities. Except as and to the extent reflected or reserved against in Seller's balance sheet as provided to Buyer, Seller, as of the date thereof, had no liabilities or obligations (whether accrued, absolute, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles including, without limitation, any tax liabilities due or to become due. The existence (unknown to Seller) of any such liabilities or obligations shall, for the purposes of Section [2] hereof, be deemed beyond the control of Seller.

                  (e) Absence of certain changes or events. Since December 31, 1997, there has not been:

                           (1) any change in Seller's financial condition,
                  assets, liabilities, or business, other than changes in the ordinary course of business and changes of which Buyer has been advised in writing, none of which has been materially adverse;

                           (2) any declaration, setting aside, or payment of any
                  dividend or other distribution in respect of Seller's capital stock;

                           (3) any material increase in the compensation payable
                  or to become payable by Seller to any officers, employees, or agents whose compensation for services rendered to Seller is currently at an annual rate of more than $10,000;

                           (4) any significant labor trouble, or without
                  limitation any other event or condition of any character which has materially and adversely affected Seller's business; or

                           (5) any contracts entered into for salaries of
                  persons who are officers or currently earning at an annual rate of more than $10,000 a year (other than contracts terminable at will).

                  (g) Accounts receivable. The accounts receivable of Seller shown on its December 31, 1997, balance sheet, or thereafter acquired prior to the date of this Agreement, have been collected or are collectible in amounts not less than 90% of the book amounts thereof.







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                  (h) Inventories. The inventories of Seller shown on its
         December 31, 1997 balance sheet, or thereafter acquired by it prior to the date of this Agreement, consist of items of a quality and quantity usable or salable in the normal course of the business of Seller, and the values at which such inventories are carried reflect the normal inventory valuation policy of Seller.

                  (i) Title to properties. Seller has good and marketable title to all its properties and assets, real and personal, free and clear of all liens and encumbrances, except such imperfections of title and encumbrances, if any, as are not substantial in character, amount, or extent, and do not materially detract from the value, or interfere with the present use, of the properties subject thereto or affected thereby, or otherwise materially impair business operations. Seller has received no notice of violation of any applicable law, order, regula tions, or requirement relating to its operations or its owned or leased properties and, so far as known to Seller, there is no such violation.

                  (j) Lists of properties, contracts, and personnel data. Seller has delivered (or will deliver prior to the closing) to Buyer accurate lists and summary descriptions, certified correct by authorized officers of Seller, of the following:

                           (1) all real property owned or leased of record or
                  beneficially by Seller and a brief description of all buildings and structures located thereon, and all leases to which Seller is a party;

                           (2) all patents, patent applications, trademarks,
                  trademark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, patent licenses, and all patent licenses granted by Seller to others and in force as of December 31, 1997;

                           (3) all presently existing contracts and commitments
                  of Seller involving payment by Seller of more than $10,000 or contracts or commitments of any nature which are reasonably material to the business of the Seller;

                           (4) the names and current annual salary rates of all
                  Seller's present directors and of all its officers and employees whose current annual salary rate is $20,000 or more, together with a summary of the bonuses, percentage compensation, and other like benefits, if any, paid or payable to such persons for the calendar year 1997;

                           (5) all employment contracts (other than contracts
                  terminable at will).

                  (k) Litigation. Except for suits, if any, of a character incident to the normal conduct of Seller's business and involving not more than $50,000 in the aggregate, there is no litigation, proceeding, or governmental investigation pending or, so far as known to Seller, threatened against or relating to Seller, or its properties or business, or the transactions contemplated by this Agreement, nor is there any basis known to Seller for any such action.


         5. REPRESENTATIONS AND WARRANTIES BY BUYER.

         (a) Buyer hereby represents and warrants: (i) that it is a corporation duly organized, existing and in good standing under the laws of the State of Delaware; (ii) that its authorized preferred stock consists of







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         _________ preferred shares and its authorized common stock consists of
         __________ common shares; (iii) that the execution of this agreement by Buyer has been duly and effectively authorized by all requisite corporate action; (iv) that the shares of Buyer's common stock to be delivered to Seller, pursuant to this agreement, will, when so delivered, be validly issued and outstanding, fully paid and nonassessable; (v) that there has been no material change in the condition, financial or otherwise, of Buyer, as shown on its December 31, 1997 balance sheet heretofore submitted to Seller, except changes either in the regular course of business or changes not materially adverse; and (vi) that Newco will not on or prior to the closing have contracted any liabilities except those incident to its organization and qualification and the acquisition re ferred to in paragraphs (b) and (c) of Section 1.

                  (b) Buyer further represents that Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has corporate power to carry on the business of Seller as it is being conducted, and will be duly qualified to do business in and be in good standing in the States of ________________ ____________. The execution of documents, delivery, and performance by Newco, contemplated by this agreement, shall have been duly authorized and approved by all requisite action of Newco's Board of Directors, and all such documents shall have been executed and delivered by Newco and shall constitute the valid and binding obligation of Newco in accordance with their terms; and all other action and proceedings required by law or contemplated by this Agreement to be taken by Newco, at or prior to the closing, in connection with this agreement and the transactions provided for herein have been duly and validly taken. (Buyer undertakes to take all appropriate action available to it to meet the conditions of this paragraph (j) and its failure to do so shall be deemed a cause within its control within the meaning of
         Section 2.)

         6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. All obligations of Seller under this agreement are subject to the fulfillment, prior to or at the closing, of each of the following conditions unless waived by Seller in writing:

                  (a) Seller shall not have discovered any material adverse error, misstatement, or omission in the representations and warranties made by Buyer in Section 5 above.

                  (b) Buyer's representations and warranties contained in
         Section 5 shall be deemed to have been made again at and as of the time of the closing and shall then be true in all material respects.

                  (c) The transfer of all of the property and assets of Seller to Newco and the liquidation and dis solution of Seller, in accordance with the provisions of this Agreement, shall have been authorized and approved by the sole shareholder of Seller.

         7. BULK SALES LAW. Buyer hereby waives compliance by Seller with the bulk transfer provisions of the Uniform Commercial Code of any applicable jurisdiction in connection with the transfer to Newco and will procure a like waiver by Newco on the transfer to Newco.

         8. TERMINATION OF REPRESENTATIONS AND WARRANTIES. Seller and Buyer agree that their respective representations and warranties contained in Sections 4 and 5 above and those provided for in Sections 8(b) and 9(b) above shall expire with, and be terminated and extinguished by, the closing under this agreement on the closing date, and that, the closing having been consummated, neither Seller nor Buyer shall be under any liability whatsoever with respect to any such representation or warranty.







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         IN WITNESS WHEREOF the undersigned parties have duly executed this agreement as of the date first above written.



                                             KID ROM, INC.


Attest:                                      By:
                                                 --------------------------
                                                 George S. Balis
                                                 President
-------------------------
Secretary



                                             ULTRADERMA, LTD.


Attest:                                      By:
                                                --------------------------
                                                Ardis M. Boyd
                                                President
-------------------------
Secretary